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                                                                    EXHIBIT 23.2

The Board of Directors
Tecnomatix Technologies, Inc.:



We consent to the incorporation by reference in the registration statement (No. 333-7734) on Form F-3 of our report dated February 15, 2002 with respect to the consolidated balance sheets of Tecnomatix Technologies, Inc., as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's deficit and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2001; which report appears in the Form 20-F of Tecnomatix Technologies, Ltd. for the year ended December 31, 2001.




/s/ KPMG LLP
Detroit, Michigan

May 29, 2002